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FORM 3                                                  OMB APPROVAL
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                                             OMB Number                3235-0104
                                             Expires:         September 30, 1997
                                             Estimated average burden
                                             hours per response .............0.5
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                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D. C. 20549

            INITITAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


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 1. Name and Address of Reporting Person

     Frappier                          Ken
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     (Last)                          (First)                         (MI)

            c/o RAIT Investment Trust 1818 Market Street 28th Floor
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                                    (Street)

     Philadelphia                     PA                          19103
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     (City)                         (State)                       (Zip)

 2. Date of Event Requiring Statement (Month/Day/Year)

                                  April 1, 2002
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 3. IRS or Social Security Number of Reporting Person (Voluntary)

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 4. Issuer Name and Ticket or Trading Symbol

                          RAIT Investment Trust ("RAS")
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 5. Relationship of Reporting Person to Issuer (Check all applicable)

    [   ]  Director                       [   ]  10% Owner
    [ X ]  Officer--(give title below)    [   ]  Other--(specify below)

              Senior Vice President Portfolio and Risk Management
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 6. If Amendment, Date of Original (Month/Day/Year)

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 7. Individual or Joint/Group Filing (Check Applicable Line)

     X  Form filed by One Reporting Person
    ---
        Form filed by More than One Reporting Person
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TABLE I - Non-Derivative Securities Beneficially Owned
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1. Title of Security             |  2. Amount of Securities  | 3. Ownership Form:         | 4. Nature of Indirect Beneficial
   (Instr. 4)                    |     Beneficially Owned    |    Direct (D) or Indirect  |    Ownership (Instr. 5)
                                 |     (Instr. 4)            |    (I) (Instr. 5)          |
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                                 |                           |                            |
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                                 |                           |                            |
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                                 |                           |                            |
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
 5(b)(v).


                                                                          (Over)


FORM 3 (continued)       Table II -- Derivative Securities Beneficially Owned
                     (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative Security (Instr. 4)         | 2. Date Exercisable and Expiration Date
                                                   |    (Month/Day/Year)
                                                   |-----------------------------------------
                                                   |  Date Exercisable  |  Expiration Date
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a)                                                 |
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b)                                                 |
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c)                                                 |
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d)                                                 |
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3. Title and Amount of Securities        | 4. Conversion or Exercise | 5.  Ownership Form of Derivative  | 6.  Nature of Indirect
   Underlying Derivative Security        |    Price of Derivative    |     Security: Direct (D) or       |     Beneficial Ownership
   (Instr. 4)                            |    Security               |     Indirect (I) (Instr. 5)       |     (Instr. 5)
-----------------------------------------|                           |                                   |
                          |  Amount or   |                           |                                   |
                          |  Number of   |                           |                                   |
          Title           |  Shares      |                           |                                   |
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 a)                       |              |                           |                                   |
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 b)                       |              |                           |                                   |
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 c)                       |              |                           |                                   |
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 d)                       |              |                           |                                   |
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Explanation of Responses:


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 10 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, See instruction 6 for procedure.

By: /s/ Ken Frappier                                                6/4/02
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        Ken Frappier                                                 Date



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